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                    August 16, 2022

       Robert Chmiel
       Chief Executive Officer
       GPB Holdings II, LP
       535 W. 24th Street, 6th Floor
       New York, NY 10011

                                                        Re: GPB Holdings II, LP
                                                            Registration
Statement on Form 10-12G
                                                            Filed May 13, 2022
                                                            File No. 000-56442

       Dear Mr. Chmiel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Michael J. Schwartz